EXHIBIT 10(v)

LOAN

CANCELLATION AGREEMENT

THIS LOAN CANCELLATION AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of September 2005, (the “Effective Date”) by and between NEWMARK VENTURES, INC. a Delaware corporation (the “Company”) and RIVERSIDE MANITOBA, INC. a Nevada Corporation (the “Borrower”).

Background

The Company has previously advanced to the Borrower Nine Thousand Three Hundred and Fifty Seven dollars ($9,357) including principal and interest as at December 31, 2004 (the “Loan”). The Company believes it to be in the best interests of the Shareholders of the Company to forgive the Loan.

Agreement

For and in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree:

1.

Cancellation of Loan. Lender hereby acknowledges and agrees that (a) the Loan is hereby terminated and cancelled as of the Effective Date and (b) from and after the Effective Date, the Loan shall be null and void and of no further force or effect.

2.	Warranty. Borrower hereby represents and warrants to the Company that the Borrower has nor sold, pledged, or otherwise transferred neither the Loan nor any interest in the Loan.

3.

Release. Company hereby grants a full and complete release to the Borrower and its subsidiaries, and their affiliates, successors and assigns, and their respective shareholders, directors, officers, employees, agents and attorneys, past or present, of and from any and all actions, suits, proceedings, charges, complaints, claims, demands, damages, liabilities or obligations of any kind or nature arising from or under the Loan or this Agreement.

4.

Indemnity. The Company agrees to indemnify and hold the Borrower, its successors and assigns, free and harmless from any and all actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, attorney’s fees, expenses, and liabilities whatsoever, which any of them may sustain or incur by reason of any claim that may be made in respect of the Loan, or by reason of any act that any of them may make or do in respect of the Loan, whether made o r done through accident, oversight, or neglect, or any other ac, or by reason of any other mater or thing arising out of the recognition of this request.

5.	Successors and Assigns. This Agreement shall be binding upon the Company and the successors and assigns of the Company.

6.

Governing Law. This Agreement and all the rights and duties if the Parties arising from or relating in any way to the subject matter of this Agreement shall be governed by construed, and enforced with the laws of the State of Delaware (excluding Delaware conflict law provisions).

7.	Headings. The paragraph headings in this Agreement are intended principally for convenience and shall not by themselves, determine the rights and obligations of the parties to this Agreement.

8.

Severability. If any provisions of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

9.

Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY

NEWMARK VENTURES, INC.
/s/ Roderick Shand
By: Roderick Shand, President

RIVERSIDE MANITOBA INC.
/s/ Leslie Lounsbury
By: Leslie Lounsbury